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                                                                   EXHIBIT 10.28

                           Nonqualified Deferral Plan
                        Administration Services Agreement

This Nonqualified Deferral Plan Administration Services Agreement (the "Agreement") is entered into this January 23, 2003 by and between BENEFIT PLAN SERVICES, INC., a Georgia Corporation ("BPSI") of Suite 2100, 3424 Peachtree Road, N.E., Atlanta, Georgia 30326-1156 and Petro Stopping Centers, L.P., a Delaware limited partnership ("Petro") of 6080 Surety Drive, El Paso, TX 79905. The Agreement sets forth the terms and conditions under which the parties agree that BPSI will provide Petro with certain specified services related to the administration of the Petro Deferred Compensation Plan (each plan hereafter individually or collectively, as the content requires, referred to as the "Plan").

For and in consideration of the payment of the amounts set forth in Section 3 of this Agreement by Petro to BPSI, the mutual promises and undertakings set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, BPSI and Petro agree as follows:

1.   Term

     This Agreement shall be effective upon execution and shall remain in effect until terminated by either party with ninety (90) days prior written notice to the other party. No refund of previously billed fees will be made. In the event that neither party terminates this Agreement, it will automatically renew each January 1.

2.   Scope of Services

     BPSI shall perform the services outlined in Attachment A, which is made a part of this Agreement. Petro agrees to furnish BPSI with all information required to perform these services. This will include, without limitation, the Plan Document, a complete set of enrollment material provided to participants, deferral and/or contribution amounts, any trust agreements related to the Plan and any other pertinent plan documents. Petro also acknowledges that Bloomberg L.P. ("Bloomberg"), an information services, news and media company, provides BPSI with all daily fund pricing (including, without limitation, Net Asset Values, Dividends, Capital Gains). In performing services hereunder, BPSI may rely in good faith upon information provided by Petro and Bloomberg. BPSI has no duty to investigate the source of the information provided, the accuracy of the information provided, or question any actions of Petro, its agents or any trustee of the Plan, except to the extent that these actions may be in direct violation of the provisions of the Plan.

     BPSI shall not provide or be responsible for the expense and cost of legal counsel, actuaries, certified public accountants, investment counselors, investment analysts or similar type of services engaged on behalf of Petro, and BPSI shall not be authorized to engage such services or incur any expense or cost therefore on behalf of Petro without the written consent of Petro.

     Petro agrees to review and reconcile account balance and other account information provided by BPSI to Petro hereunder within 90 days of receipt of such information, and agrees that BPSI is only contractually obligated to correct any errors or other mistakes in participant account balance or

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     investment selection information within 180 days of the participant receiving an account balance statement from BPSI. Petro acknowledges that corrections to accounts may be made as of the date BPSI is notified of the error or mistake.

3.   Charges and Payment

     Petro will pay BPSI an annual fee of $25,000.00 for the first one hundred fifty participants in the one Petro Plan which BPSI administers. Additional participant recordkeeping is priced at $150.00 per life for the next 150 incremental participants, $100.00 per life for the next incremental 200 participants, and $75.00 per life for all other incremental participants. On each January 1 billing, the annual fee will be adjusted by an amount equal to the increase in the prior year's Consumer Price Index ("CPI") over the second prior year's CPI, or similar index, if the CPI is not available. No portion of the annual fee will be pro-rated for a partial year of service, and no portion of the annual fee is refundable, for any reason, including Plan termination. In the event Petro makes any changes to the Plan, BPSI reserves the right to increase its annual fee hereunder in an amount agreed to by the parties and memorialized through a written amendment hereto, or, if the parties are unable to agree to such changed fee, to terminate this Agreement.

     Petro will pay BPSI for additional services specifically requested by Petro based on the schedule listed below. These fees will accrue throughout the year and be added to the base annual fee on the January 1 billing.

          Customization (interface, reports)              $150/hr
          Periodic Benefit Payments                       $10 Per Payment
          Non-Periodic Benefit Payments                   $35 Per Payment
          State Withholding                               $75 Per Year/Per State
          Off-Cycle Reporting                             $100/hour

     In addition, Petro will reimburse BPSI for any direct, reasonable out-of-pocket expenses related to the administration of the Plan. These expenses will include, but not be limited to, postage, printing of any enrollment materials, telephone charges, travel expenses, etc. All individual out-of-pocket expenses in excess of $1,000.00 must be approved, or have been requested, by Petro before being incurred. For any services which are not listed in Attachment A, the parties hereto shall agree to a fee for such services prior to their performance by BPSI and shall amend this Agreement using Attachment B. In the event BPSI, at the request of Petro, performs any additional services prior to BPSI and Petro reaching an agreement on the fee for such services, BPSI shall be entitled to payment from Petro for the reasonable value of such services in the event the parties cannot reach agreement on a fee. All invoices submitted by BPSI are payable upon receipt.

4.   Confidentiality

     BPSI agrees that information provided by Petro and Bloomberg to BPSI hereunder related to the Plan, and its participants, (the "Data") is confidential to Petro and may not be disclosed to third parties who are not affiliated with BPSI without the prior written consent of Petro and/or, to the extent deemed applicable by BPSI, any directly affected person or persons (e.g., Plan participants). Notwithstanding the foregoing, BPSI shall not be prohibited from disclosing Data if required to do so pursuant to a court order, subpoena, document request, or other process of law ("Legal Process"), provided that Petro is promptly notified of such Legal Process in advance of such disclosure so that it

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     may seek a protective order, confidentiality agreement, or similar remedy to protect against further disclosure or dissemination of the Data.

     BPSI acknowledges that Petro owns the Data, and that BPSI may not withhold the Data from Petro, its agents or trustees of the Plan under any circumstances, except for the non-payment of any final fees or expenses owed to BPSI; provided, however, BPSI shall be entitled to retain copies of the Data at its own expense. In addition, Petro has the right, upon one business day's notice and during normal business hours, to audit the Data related to the Plan at BPSI's principal office in Atlanta, Georgia.

     Petro agrees that the processes used to administer the Plan are owned by and are proprietary to BPSI, and are confidential. These processes may not be disclosed to any other entity without the prior written consent of BPSI, except that Petro shall not be prohibited from making such disclosure if required pursuant to Legal Process, provided that BPSI is promptly notified of such Legal Process in advance of such disclosure so that it may seek a protective order, confidentiality agreement, or similar remedy to protect against further disclosure or dissemination of the processes.

5.   Authority

     Petro hereby agrees that BPSI shall be the sole and exclusive routine administrator for the Plan. Petro will provide all legal, accounting, tax and financial decisions regarding the Plan. BPSI will have no power, authority or control with respect to the management or disposition of any assets of the Plan. BPSI will also have no discretionary authority for the management of the provisions of the Plan or their application.

     Petro hereby agrees to designate BPSI as its agent to make Plan benefit payments and perform those acts required of employers relating to employment taxes and withholding of income taxes related to benefit payments under the Plan. Petro agrees to provide BPSI with all information necessary to perform this function and BPSI agrees to file the appropriate employment and income tax information with the Internal Revenue Service.

6.   Limitation of Liability

     Petro agrees that BPSI is not responsible for any fees and penalty charges related to BPSI's administration of the Plan which are levied by the federal government or the government of any state or any political subdivision or instrumentality of either, including, without limitation, the Internal Revenue Service, Department of Labor and/or Pension Benefit Guaranty Corporation, except to the extent incurred as a result of BPSI's negligence, willful misconduct, bad faith or fraud.

     The parties agree that BPSI shall have no responsibility for the funding of the Plan or for the investment of any assets of, or associated with, the Plan.

     Petro agrees to indemnify and hold harmless BPSI and its employees, agents, directors and assigns from any claim, liability, cost, loss, expense or damage (including reasonable attorneys' and accountants' fees) resulting from or in connection with the operation and administration of the Plan or any action or inaction by BPSI pursuant to this Agreement, unless such claim, liability, cost, loss, expense or damage resulted from BPSI's negligence, bad faith, willful misconduct or fraud.

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     BPSI agrees to indemnify and hold harmless Petro and its employees, agents, directors and assigns from any claim, liability, cost, loss, expense or damage (including reasonable attorneys' and accountants' fees) resulting from or in connection with the operation and administration of the Plan or any action or inaction by Petro pursuant to this Agreement, unless such claim, liability, cost, loss, expense or damage resulted from Petro's negligence, bad faith, willful misconduct or fraud.

7.   Amendment

     This Agreement may be amended by the parties hereto only by a writing signed by both parties hereto.

8.   General

     This Agreement represents the entire contract between BPSI and Petro. This Agreement is not assignable to any other party, without the prior written consent of the non-assigning party; provided, however, that BPSI shall be entitled to assign this Agreement to an affiliate of BPSI or in connection with any merger, share exchange, reorganization or sale of all or substantially all of the assets of BPSI. This Agreement shall be governed and enforced in accordance with the laws of the State of Georgia.

9.   Data Transfer via Internet and Telephonic Voice Mail

     Petro agrees that any information sent via the Internet or voice mail is sent at Petro's risk. Petro agrees that BPSI shall have no responsibility for unauthorized access of Petro information sent via the Internet (e.g. electronic mail).

10.  Non-Hire

     During the term of this Agreement and for a period of one year thereafter and regardless of the reason for the termination hereof, neither BPSI nor Petro shall engage in any of the following activities, either directly or indirectly (individually, or through or on behalf of another entity as owner, partner, agent, employee, consultant, or in any other capacity) without the prior written consent of the other: (i) hire any Employee (as defined below) of the other party; or (ii) solicit, encourage, or engage in any activity to induce any such Employee to terminate existing employment or to become employed by, or to enter into a business relationship with any other person or entity. The term "Employee" as used in the Agreement means any employee respectively of BPSI or Petro, or their respective affiliate companies.

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This Agreement is agreed to on behalf of Petro by:

Signature:
            -----------------------------------

Name:
            -----------------------------------

Title:
            -----------------------------------

Date:
            -----------------------------------


This Agreement is accepted on behalf of BPSI by:

Signature:
            -----------------------------------

Name:       Kenneth L. Felts

Title:      Vice President

Date:
            -----------------------------------

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